Exhibit 4.1

Independent Registered Public Accounting Firm’s Consent

August 18, 2026

Alberta Securities Commission

British Columbia Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

Nova Scotia Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Office of the Superintendent of Securities Service Newfoundland and Labrador

Department of Justice and Public Safety, Financial and Consumer Services Division (Prince Edward Island)

Securities and Exchange Commission

Re: Curaleaf Holdings, Inc. (the “Company”)

We refer to the Offer to Purchase and Circular dated August 18, 2026 (the “Circular”) of Curaleaf Holdings, Inc. relating to its offer to purchase all of the outstanding common shares of Aurora Cannabis Inc., to the Registration Statement on Form F-80 of the Company (the “Registration Statement”) of which the Circular forms a part, and the reports (as defined below) incorporated by reference therein.

We hereby consent to the incorporation by reference in the Circular and the Registration Statement of:

•	our report, dated February 26, 2026, on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, including a summary of significant accounting policies, (collectively the “Financial Statement Report”); and

•	our report, dated February 26, 2026, on the effectiveness of internal control over financial reporting of the Company as of December 31, 2025 (the “Controls Report” and together with the Financial Statement Report, the “Reports”)

We further consent to the use of our name under the heading “Experts” in the Circular in reference to the Reports.

We report that we have read the Circular and all information incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

We have complied with the standards of the Public Company Accounting Oversight Board (United States) for an auditor’s consent to the use of a report of the auditor included in a filing or offering document, which does not constitute an audit or review of the Circular.

Yours very truly,

/s/ “PKF O’Connor Davies, LLP”

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PKF O’CONNOR DAVIES, LLP

245 Park Avenue, New York, NY 10167 I Tel: 212.867.8000 or 212.286.2600 I Fax: 212.286.4080 I www.pkfod.com

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